Exhibit 10.2

Notice of Grant of Stock Option and Option Agreement	MANUGISTICS GROUP, INC.
Supplemental Retention Program	ID: 52-1469385
9715 KEY WEST AVENUE
ROCKVILLE MD 20850

Grant Number:
Plan:
ID:

Dear       :

Effective November 1, 2005, you have been granted a Non-Qualified Stock Option (the “Option”) to buy       shares of Manugistics Group, Inc. (the “Company”) common stock at an exercise price of  $       per share, with an expiration date of November 1, 2015.  The total option price of the shares granted is $      .00

Subject to the requirement that you be employed by the Company (or be a member of its Board of Directors (the “Board”)) immediately before the relevant event, this Option will be fully exercisable (“Vested”) as of the earliest of

(i)            November 1, 2006 (the first anniversary of the date of grant);

(ii)           the date of a “Change in Control” (as defined in Exhibit A); or

(iii)          the date of your resignation for “Good Reason” or the Company’s involuntary termination of your employment other than for “Cause” (both as defined in Exhibit A) (each of (i), (ii) and (iii) constituting a “Date of Vesting”).

When the Option vests, you may exercise a minimum of 50 shares or, if fewer, the total number of shares exercisable.  At the time of the exercise, you are required to pay the exercise price and the applicable taxes by cash or check in U.S. dollars.  If the vesting of this Option would subject you to the federal excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the vesting will be treated as provided under Exhibit B.

Except as provided above, you will forfeit any unvested portions of this Option immediately on the later of the date you cease to be employed (or, if later, a member of the Board) or cease to be entitled to severance payments.  Ceasing to be employed for this purpose includes death and termination as a result of permanent disability.   If your employment with the Company ends for any reason other than death or permanent disability, you may exercise the Option, if then vested (or then vesting as provided above) only within 30 days from your termination date (or, if longer, over the period during which you are entitled to severance payments).  If your employment ends because you become permanently disabled, you have one (1) year from the date of disability to exercise your Option if and to the extent the Option is vested when your employment ends.  If you die while employed by Manugistics, your beneficiaries or your estate have one (1) year from the date of death to exercise your Option if and to the extent the Option is already vested.

By your signature below, you agree that this Option is granted under and governed by this Option Agreement and the Amended and Restated 1998 Stock Option Plan  (the “1998 Plan”), as amended.  A copy of the 1998 Plan is incorporated by this reference and can be found in the Company’s Employee Encyclopedia.  As stated in section 5(c) of the 1998 Plan, any interpretations, decisions, or actions made by the Committee administering the 1998 Plan will be final, conclusive and binding.  The grant of this Option shall not prevent the Company from terminating your employment or modifying the conditions of your employment at any time.

Please electronically sign this Notice and print a copy for your records.

Signature:	Date:

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.

Exhibit A

Definitions

A “Change in Control” for this purpose means the occurrence of any one or more of the following events:

(i) sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups acting together;

(ii) complete or substantially complete dissolution or liquidation of the Company;

(iii) a person, entity, or group acquires or attains ownership of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(iv) completion of a merger, consolidation, or reorganization of the Company with or into any other entity unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, retain control because they hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent;

(v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; or

(vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that a majority of Incumbent Directors approve for service on the Board are treated as Incumbent Directors.

The Board or the Compensation Committee will have the same authority to determine the existence of a Change in Control under this definition as it has under the 1998 Plan.  In addition, if the 1998 Plan would cause a grant of options or stock to terminate or be converted under its terms and under the authority of the Board or the Compensation Committee, the 1998 Plan will control.

“Cause” means the individual:

(i) commits a material breach of his or her obligations or agreements with respect to the Company;

(ii) commits an act of fraud, material dishonesty, or gross negligence with respect to the Company or otherwise act with willful disregard for the Company’s best interests;

(iii) fails or refuses to perform any duties delegated to him or her that are consistent with the duties of similarly-situated executives or are otherwise required;

(iv) seizes a corporate opportunity for himself or herself instead of offering such opportunity to the Company if it is within the scope of the Company’s or its subsidiaries’ or parent’s business; or

(v) is convicted of or pleads guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), or, with respect to his or her employment, to any misdemeanor (other than a traffic violation) or, with respect to his or her employment, knowingly violates any federal or state securities or tax laws.

“Good Reason” means:

(i) the Company reduces the individual’s base salary without his or her consent; or

(ii) the Company assigns the individual duties materially inconsistent with, or substantially diminishes, his or her status or responsibilities without his or her consent.

Exhibit B

Parachute Tax Treatment

The Company will vest this Option without regard to whether the deductibility of compensation under such vesting (or any other payments or benefits) would be limited or precluded by Section 280G of the Code and without regard to whether such vesting would subject the participants to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of any restricted stock grant or of this Option) under the Supplemental Retention Program, then the amount provided under this Option (and other amounts received under the Supplemental Retention Program) will be reduced or eliminated as follows: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of this Option and restricted stock) and (ii) second, by reducing or eliminating the vesting of the Option and restricted stock that occurs as a result of a Change in Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under the Supplemental Retention Program are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under the Supplemental Retention Program (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be paid immediately to the applicable participant or refunded by him or her, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of the Supplemental Retention Program, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of a participant (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).